Exhibit 10.1
CONFORMED COPY
July 10, 2006
Andrew Corbin
Dear Andy:
This letter reflects our mutual understanding regarding your continued employment with Emdeon Corporation (“Emdeon” or the “Company”) and its subsidiaries and amends the Employment Agreement dated September 23, 2003 between Emdeon and you (as previously amended on November 3, 2005, the “Employment Agreement”; capitalized terms used herein without definition have the meanings specified in the Employment Agreement). This letter amendment shall be effective as of the date written at the top of this letter (the “Letter Amendment Effective Date”).
1. Position. (a) You and Emdeon hereby acknowledge and agree that Section 1.2 of the Employment Agreement is amended to provide that you will continue to serve in the dual roles of Chief Financial Officer of Emdeon and Chief Executive Officer of Emdeon Practice Services, Inc. (“EPS”), subject to the terms and conditions of the Employment Agreement, through the filing of Emdeon’s Form 10K for the fiscal year ending December 31, 2006 (which shall be no later than March 15, 2007), unless Emdeon has hired a successor CFO prior to such filing; the parties understand and acknowledge that it is the intention of the Board of Directors of Emdeon to hire a CFO as soon as practicable. You hereby acknowledge that you may not unilaterally resign from one of these positions prior to such filing unless the Company has agreed that you are no longer required to serve in both roles; in the event that you resign from one of such positions without the prior written consent of Emdeon, such a resignation would be treated as a resignation from all positions with the Company and its subsidiaries without Good Reason.
(b) Given that the Company is currently evaluating various strategic alternatives for EPS, including the potential divestiture of EPS, you hereby agree that you will, if requested by Emdeon, serve as the principal executive officer responsible for EPS for the purchaser of EPS approved by the Board of Directors of Emdeon in a Change of Control of EPS (as defined below) for a period of at least one year from the closing date. In the event that you do not accept such offer of employment with the purchaser upon request of Emdeon, Emdeon may determine that you resigned from the employ of Emdeon and its subsidiaries without Good Reason. You further acknowledge that in the event of a

Change of Control of EPS (as defined below) and Emdeon has requested that you continue to be the principal executive officer of EPS or its successor following the closing date, you, Emdeon and the prospective buyer shall cooperate to ensure a smooth transition from your role as Chief Financial Officer of Emdeon until such time as a successor is hired, which may include, without limitation, continuing to serve as Chief Financial Officer through the filing of the next Emdeon 10Q or 10K, as applicable, following the Change of Control of EPS which shall be no later than March 15, 2007. Your commitment to remain employed by the purchaser of EPS in a Change of Control of EPS transaction for one year from the closing date if requested by Emdeon is a material inducement to Emdeon’s entering into this letter amendment.
In the event that you are not requested to continue as the principal executive officer of EPS following a Change of Control of EPS, you will either remain as Chief Financial Officer of Emdeon or hold another senior executive officer position with Emdeon, subject to the terms and conditions of the Employment Agreement.
2. Bonus. If a Change of Control of EPS does not occur prior to January 1, 2007, Emdeon hereby agrees that so long as you are serving in the dual roles described above, your target bonus will be 100% of the Base Salary, the actual amount of which to be determined in the sole discretion of Emdeon’s Compensation Committee. At such time as you are not serving in both roles, your target bonus will be 50% of the Base Salary as provided in the Employment Agreement.
3. Termination without Cause; Good Reason (a) The last sentence of Section 5.4 is hereby amended to read as follows: “In the event that Executive’s employment is terminated by the Company (or the acquiring company) without Cause on or after a Change of Control of Emdeon Corporation, Executive shall be entitled to all of the benefits described in Section 5.6; provided however that Executive shall not be entitled to the bonus payments described in the second proviso of Section 5.6(ii) if such termination occurs prior to the two year anniversary of the closing date of the Change of Control.”
(b) The last sentence of Section 5.5 is hereby amended to read as follows: “In the event that Executive’s employment is terminated by Executive with Good Reason on or after a Change of Control of Emdeon Corporation, Executive shall be entitled to all of the benefits described in Section 5.6; provided however that Executive shall not be entitled to the bonus payments described in the second proviso of Section 5.6(ii) if such termination occurs prior to the two year anniversary of the closing date of the Change of Control; provided further that Executive acknowledges and agrees that in the event of such Change of Control, the acquiring company or the company resulting from the Business Combination (as defined below) may require that Executive transition his responsibilities or otherwise assist in the integration of the companies during the first year following such Change of Control and such requirement shall not constitute Good Reason.”

4. Change of Control of Emdeon. (a) The second sentence of Section 5.6 is amended in its entirety to read as follows:
“In the event of such a termination by Executive following the 12 month anniversary of a Change of Control of Emdeon, Executive will be entitled to the (i) continuation of the Base Salary, as severance, for a period of three years from the date of termination, (ii) payment of the Bonus Upon Termination (if any) for the year in which Executive’s employment is terminated payable at such time as executive officer bonuses are paid generally; provided, however; that if Executive is serving as both Chief Financial Officer of Emdeon and CEO of EPS at the time of the Change of Control of Emdeon, such payment of the Bonus Upon Termination will be for the year of termination and for an additional two years thereafter, payable at such time as executive officer bonuses are paid generally for such years; provided further that if Executive is serving in one role at the time of a Change of Control of Emdeon, if Executive remains employed with Emdeon (or the acquiring company) for two years following the Change of Control of Emdeon, he will be entitled to resign and such payment of the Bonus Upon Termination will be for the year of termination and for two additional years thereafter, payable at such time as executive officer bonuses are paid generally for such years, and (iii) continued participation in the Welfare Plans as described in Section 5.4(ii) for a period of three years from the date of termination, in each case subject to the provisos and conditions in Section 5.4 . In addition, so long as Executive is in the employ of Emdeon or the acquiring company on the 12 month anniversary of the Change of Control of Emdeon, (i) the Option shall remain outstanding and continue to vest whether or not Executive remains in the employ of the Company until the last vesting date applicable to the Option and (ii) the shares of Emdeon restricted stock granted to Executive on each of March 17, 2004 and November 4, 2005 (collectively, the “Restricted Stock”) and the option to purchase Emdeon common stock granted to Executive on November 4, 2005 (the “2005 Option”) will be deemed vested as of the one year anniversary of the Change of Control (or, if his employment is terminated without Cause by Emdeon or the acquiring company or by the Executive with Good Reason following a Change of Control of Emdeon but prior to the one year anniversary of the Change of Control, on the date of termination) and, the 2005 Option will remain outstanding in accordance with its terms if Executive remains in the employ of Emdeon or the acquiring company or for the post termination exercise period specified in the option agreement if and at such time as his employment may be terminated, in each case subject to the provisos and conditions in Section 5.4.”
(b) All references to Roger C. Holstein contained in the definition of Change of Control of Emdeon contained in Section 5.6 are hereby deleted.
(c) It is hereby agreed that, notwithstanding anything to the contrary contained in the Employment Agreement, in the event that a Change of Control of Emdeon occurs during the period between the signing of an agreement that would constitute a Change of Control of EPS (if consummated) and the closing of such a Change of Control of EPS, the provisions of Section 5.6 regarding the consequences of a Change of Control of Emdeon shall not apply so long as the Change of Control of EPS occurs and Emdeon has requested that you continue to serve as the principal executive officer of EPS following the transaction as contemplated herein.

5. Change of Control of EPS. A new Section 5.7 is hereby inserted into Section 5 of the Employment Agreement to read as follows (and the section that was previously numbered 5.7 shall be renumbered to be Section 5.8):
     “5.7 Change of Control of EPS. (a) In the event of the occurrence of a Change of Control of EPS (as defined below) on or prior to January 1, 2007 and Executive is requested by Emdeon to continue to serve as the principal executive officer of EPS or its successor for one year following the closing date of the Change of Control of EPS, the Emdeon equity compensation held by Executive outstanding at the Letter Amendment Effective Date and his bonus for the fiscal year ending December 31, 2006 will be treated as follows:
(i)	That portion of the Option that would have vested during the period from the closing date of the Change of Control of EPS through and including October 13, 2007 will be deemed vested on the closing date and will remain exercisable for the 90 day post termination exercise period as specified in the applicable option agreement.

(ii)	That portion of the 2005 Option that would have vested during the period from the closing date of the Change of Control of EPS through and including May 1, 2008 will be deemed vested on the closing date and will remain exercisable for the three month post termination exercise period as specified in the applicable option agreement.

(iii)	That portion of the Restricted Stock that would have vested on the next applicable vesting date following the closing date of the Change of Control of EPS (or, if later, the date of termination of Executive’s employment with Emdeon, if Executive remains in the employ of Emdeon for a transition period following the closing date) will be deemed vested on the dates on which such portion of Restricted Stock would have vested in accordance with its terms if Executive remained in the employ of Emdeon so long as the Executive remains in the employ of EPS or its successor on the applicable vesting dates; provided, that if his employment is terminated by EPS or its successor after the closing date but prior to such vesting dates without cause, the vesting will be accelerated to the date of termination.

(iv)	Any remaining unvested portion of the Emdeon equity will be forfeited on the closing date in accordance with its terms.

(v)	Executive’s bonus for the fiscal year ending December 31, 2006 will be $375,000 and will be payable within 10 business days of the closing date of the Change of Control of EPS.
(b) In addition, Executive shall be eligible for a bonus to be determined in the sole discretion of the Compensation Committee of Emdeon in the event a Change of Control of EPS occurs prior to January 1, 2007 and Executive is requested by Emdeon to continue to serve as the principal executive officer of EPS or its successor following the closing date.
(c) In the event that Executive does not accept the offer of employment with EPS following the Change of Control of EPS as requested by Emdeon, Emdeon has no obligation under this Section 5.7 and Emdeon may determine that Executive has resigned from Emdeon and its subsidiaries without Good Reason.
(d) A “Change of Control of EPS” means the consummation of a transaction which results in (i) Emdeon ceasing to own 50% of the voting power of EPS or (ii) the sale of all or substantially all of the assets of EPS.
(e) Executive acknowledges that the only compensation and payments payable by Emdeon and its subsidiaries to Executive in the event that a Change of Control of EPS occurs and Executive is requested to continue to serve as the principal executive officer of EPS or its successor following the transaction are as set forth in this Section 5.7 and that this Agreement will be deemed terminated; provided that any obligation that by its terms expressly survive a termination of the Agreement shall survive, including Executive’s obligations contained in Section 6.”
6. Section 409A Amendments. Section 5 of the Employment Agreement is hereby amended by inserting a new Section 5.9 to read as follows: “Any payments (including, without limitation, salary continuation and the payment of insurance premiums) required to be paid to Executive pursuant to Sections 5.2, 5.4, 5.5 or 5.6 of this Agreement during the first six months following the termination of Executive’s employment shall be paid to or on behalf of Executive in a lump sum at the end of such six-month period in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provided that such delay in payments will not apply to the extent that guidance issued under Section 409A allow payments to be made when otherwise due without subjecting the Executive to additional taxes under Section 409A.”
Except as set forth herein, the Employment Agreement remains in full force and effect and is hereby ratified in all respects. You hereby acknowledge that nothing contained in this letter amendment constitutes an event of Good Reason for purposes of the Employment Agreement or for any other purpose. All references to the Employment

Agreement shall be deemed a reference to the Employment Agreement as amended hereby.
We look forward to continuing a mutually rewarding working arrangement.

EMDEON CORPORATION

/s/ Kevin M. Cameron

Name: Kevin M. Cameron
Title: Chief Executive Officer

EMDEON PRACTICE SERVICES, INC.

/s/ Charles A. Mele
Charles A. Mele Name: Charles A. Mele
Acknowledged and Agreed	Title: Executive Vice President

/s/ Andrew C. Corbin
Andrew Corbin
Dated: July 10, 2006